Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-213016) of our report dated March 30, 2016, relating to the consolidated financial statements of Innovus Pharmaceuticals, Inc. (the “Company”) (which report expresses an unqualified opinion on the financial statements) for the year ended December 31, 2015, which are contained in that Prospectus, which is contained in Part II of this Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-213016).

 We also consent to the reference to us under the caption “Interests of Named Experts and Counsel” in the Prospectus.

/s/ Hall & Company Certified Public Accountants & Consultants, Inc.
Hall & Company Certified Public Accountants & Consultants, Inc.

Irvine, CA
August 23, 2016